Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Form F-1 of our report dated March 31, 2023, relating to the balance sheets of Prime Impact Acquisition I as of December 31, 2022 and 2021, and the related statements of operations, changes in shareholders’ deficit and cash flows for the years then ended, appearing therein, which is a part of this Prospectus, and to the reference to our Firm under the caption “Experts”.

/s/ WithumSmith+Brown, PC

New York, New York

September 29, 2023